Exhibit 10.1

EMPLOYMENT AGREEMENT

This Agreement, made and dated as of July 20, 2006, by and between Peoples Bank, SB, an Indiana savings bank (“Employer”) and Joel Gorelick, a resident of Lake County, Indiana (“Employee”).

W I T N E S S E T H:

WHEREAS, Employee is employed by Employer as its President and Chief Administrative Officer and has made valuable contributions to the profitability and financial strength of Employer;

WHEREAS, Employer desires to encourage Employee to continue to make valuable contributions to Employer’s business operations and not to seek or accept employment elsewhere;

WHEREAS, Employee desires to be assured of a secure compensation from Employer for his services over a defined term;

WHEREAS, Employer desires to assure the continued services of Employee on behalf of Employer on an objective and impartial basis and without distraction or conflict of interest in the event of an attempt by any person to obtain control of Employer or NorthWest Indiana Bancorp (the “Holding Company”), the Indiana corporation which owns all of the issued and outstanding capital stock of Employer;

WHEREAS, Employer recognizes that when faced with a proposal for a change of control of Employer or the Holding Company, Employee will have a significant role in helping the Boards of Directors assess the options and advising the Boards of Directors on what is in the best interests of Employer, the Holding Company, and its shareholders, and it is necessary for Employee to be able to provide this advice and counsel without being influenced by the uncertainties of his own situation;

WHEREAS, Employer desires to provide fair and reasonable benefits to Employee on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, Employer desires reasonable protection of its confidential business and customer information which it has developed over the years at substantial expense and assurance that Employee will not compete with Employer for a reasonable period of time after termination of his employment with Employer, except as otherwise provided herein; and

WHEREAS, Employer’s Board of Directors has approved this Agreement.

NOW, THEREFORE, in consideration of these premises, the mutual covenants and undertakings herein contained and the continued employment of Employee by Employer as its President and Chief Administrative Officer, Employer and Employee, each intending to be legally bound, covenant and agree as follows:

1.  Upon the terms and subject to the conditions set forth in this Agreement, Employer employs Employee as Employer’s President and Chief Administrative Officer, and Employee accepts such employment.

2.  Employee agrees to serve as Employer’s President and Chief Administrative Officer and to perform such duties in that office as may reasonably be assigned to him by Employer’s Chief Executive Officer; provided, however, that such duties shall be performed in or from the offices of Employer currently located at Munster, Indiana, and shall be of the same character as those previously performed by Employee and generally associated with the office held by Employee. Employee also agrees to continue to serve as a member of the Board of Directors of Employer and NorthWest Indiana

Bancorp if elected. Employee shall render services to Employer as President and Chief Administrative Officer in substantially the same manner and to substantially the same extent as Employee rendered his services to Employer before the date hereof. While employed by Employer, Employee shall devote substantially all his business time and efforts to Employer’s business during regular business hours and shall not engage in any bank or bank-related business for any other person. For purposes of this Agreement, “bank-related business” shall mean the sale of insurance and securities products, personal financial and tax planning, trust services and any for-profit business conducted by Employer during the term of this Agreement other than making loans and accepting deposits.

3.  The term of this Agreement shall begin on the date hereof (the “Effective Date”) and shall end on the date which is three years following such date; provided, however, that such term shall be extended automatically for an additional year on each anniversary of the Effective Date, unless either party hereto gives written notice to the other party not to so extend within ninety (90) days prior to such anniversary, in which case no further automatic extension shall occur and the term of this Agreement shall end two years subsequent to the anniversary as of which the notice not to extend for an additional year is given (such term, including any extension thereof shall herein be referred to as the “Term”). Notwithstanding the foregoing, this Agreement shall automatically terminate (and the Term of this Agreement shall thereupon end) without notice when Employee attains 65 years of age.

4.  Employee shall receive an annual salary of $202,000 (“Base Compensation”) payable at regular intervals in accordance with Employer’s normal payroll practices now or hereafter in effect. Employer may consider and declare increases in the salary it pays Employee and thereby increases in his Base Compensation at the time or times it considers such increases for other executive officers of the Employer. Prior to a Change of Control, Employer may also declare decreases in the salary it pays Employee if the operating results of Employer are significantly less favorable than those for the fiscal year ending December 31, 2005, and Employer makes similar decreases in the salary it pays to all other executive officers of Employer. After a Change in Control, Employer shall consider and declare salary increases based upon the following standards:

Inflation;

Adjustments to the salaries of other senior management personnel; and

Past performance of Employee and the contribution which Employee makes to the business and profits of Employer during the Term.

Any and all increases or decreases in Employee’s salary pursuant to this section shall cause the level of Base Compensation to be increased or decreased by the amount of each such increase or decrease for purposes of this Agreement. The increased or decreased level of Base Compensation as provided in this section shall become the level of Base Compensation for the remainder of the Term of this Agreement until there is a further increase or decrease in Base Compensation as provided herein.

5.  Employee, as of the date hereof, is entitled to the insurance benefits described on Exhibit A hereto. So long as Employee is employed by Employer pursuant to this Agreement, he shall be included as a participant in all present and future employee benefit, retirement, and compensation plans generally available to employees of Employer, consistent with his Base Compensation and his position as President and Chief Administrative Officer of Employer, including, without limitation, Employer’s or the Holding Company’s stock option and incentive plan, Employees’ Savings and Profit Sharing Plan, and hospitalization, major medical, dental, disability and group life insurance plans, each of which Employer agrees to continue in effect on terms no less favorable than those currently in effect as of the date hereof (as permitted by law) during the Term of this Agreement unless prior to a Change of Control the operating results of Employer are significantly less favorable than those for the fiscal year ending December 31, 2005, and any changes made to these programs are applicable to all other executive officers of Employer, and unless (either before or after a Change of Control) changes in the accounting, legal, or tax treatment of such plans would adversely affect Employer’s operating results or financial condition in a material way, and the Board of Directors of Employer or the Holding Company concludes that modifications to such plans need to be made to avoid such adverse effects. Notwithstanding the limitations of any health benefit plan maintained by the Employer, the Employer agrees to pay the costs of any necessary physical examinations and the costs of all diagnostic testing incurred by the Employee on his own behalf.

6.  So long as Employee is employed by Employer pursuant to this Agreement, Employee shall receive reimbursement from Employer for all reasonable business expenses incurred in the course of his employment by Employer, upon submission to Employer of written vouchers and statements for reimbursement. Employee shall attend, upon the prior approval of the Employer’s Chief Executive Officer, those professional meetings, conventions, and/or similar functions that he deems appropriate and useful for purposes of keeping abreast of current developments in the industry and/or promoting the interests of Employer. So long as Employee is employed by Employer pursuant to this Agreement, Employer shall provide Employee with the full time use of an automobile of a make and model selected by the Employee, not more than three years old, commensurate with his position and as approved by the Compensation Committee of the Employer’s Board of Directors. Employer shall pay or reimburse Employee for maintenance and insurance costs relating to such automobile and shall reimburse Employee on a pro rata basis based on business use for costs of gasoline for such automobile. So long as Employee is employed by Employer pursuant to the terms of this Agreement, Employer shall continue in effect vacation policies applicable to Employee no less favorable from his point of view than those written vacation policies in effect on the date hereof. Any vacation time not taken during any calendar year may be taken at any time during the next three succeeding calendar years, at the conclusion of which any unused vacation time will expire, unless otherwise agreed to by the Employer’s Compensation Committee. So long as Employee is employed by Employer pursuant to this Agreement, Employee shall be entitled to office space and working conditions no less favorable from his point of view than were in effect for him on the date hereof.

7.  Subject to the respective continuing obligations of the parties, including but not limited to those set forth in subsections 9(a), 9(b), 9(c) and 9(d) hereof, Employee’s employment by Employer may be terminated prior to the expiration of the Term of this Agreement as follows:

(a)  Employer, by action of its Board of Directors and upon written notice to Employee, may terminate Employee’s employment with Employer immediately for cause. For purposes of this subsection 7(a), “cause” shall be defined as (a) the Employee’s commission of an act materially and demonstrably detrimental to the goodwill of the Employer or any of its subsidiaries, which act constitutes gross negligence or willful misconduct by the Employee in the performance of his material duties to the Employer not authorized, directed or expressly ratified by Employer’s Board of Directors or its Chief Executive Officer, or (b) the Employee’s conviction of a felony involving moral turpitude, but specifically excluding any conviction based entirely on vicarious liability. No act or failure to act will be considered “willful” unless it is done, or omitted to be done, by the Employee in bad faith or without reasonable belief that his action or omission was in the best interests of the Employer. In addition, no act or omission will constitute “cause” unless the Employer has given detailed written notice thereof to the Employee and, where remedial action is feasible, he then fails to remedy the act or omission within a reasonable time after receiving such notice.

(b)  Employer, by action of its Board of Directors may terminate Employee’s employment with Employer without cause at any time; provided, however, that the “date of termination” for purposes of determining benefits payable to Employee under subsection 8(b) hereof shall be the date which is 60 days after Employee receives written notice of such termination.

(c)  Employee, by written notice to Employer, may terminate his employment with Employer immediately for cause. For purposes of this subsection 7(c), “cause” shall be defined as (i) any action by Employer’s Board of Directors to remove the Employee as President and Chief Administrative Officer of Employer, except where the Employer’s Board of Directors properly acts to remove Employee from such office for “cause” as defined in subsection 7(a) hereof, (ii) any action by Employer’s Board of Directors to materially limit, increase, or modify Employee’s duties as President and Chief Administrative Officer of Employer, including any action relating to his office or work environment which results in a material diminution of his position and/or duties, (iii) any failure of Employer to obtain the assumption of the obligation to perform this Agreement by any successor or the reaffirmation of such obligation by Employer, as contemplated in section 20 hereof; or (iv) any material breach by Employer of a term, condition or covenant of this Agreement.

(d)  Employee, upon sixty (60) days written notice to Employer, may terminate his employment with Employer without cause.

(e)  Employee’s employment with Employer shall terminate in the event of Employee’s death or disability. For purposes hereof, “disability” shall be defined as Employee’s inability by reason of illness or other physical or mental incapacity to perform the duties required by his employment for any consecutive One Hundred Eighty (180) day period, provided that notice of any termination by Employer because of Employee’s “disability” shall have been given to Employee prior to the full resumption by him of the performance of such duties.

8.  In the event of termination of Employee’s employment with Employer pursuant to section 7 hereof, compensation shall continue to be paid by Employer to Employee as follows:

(a)  In the event of termination pursuant to subsection 7(a) or 7(d), compensation provided for herein (including Base Compensation) shall continue to be paid, and Employee shall continue to participate in the employee benefit, retirement, and compensation plans and other perquisites as provided in sections 5 and 6 hereof, through the date of termination specified in the notice of termination. Any benefits payable under insurance, health, retirement and bonus plans as a result of Employee’s participation in such plans through such date shall be paid when due under those plans. The date of termination specified in any notice of termination pursuant to subsection 7(a) shall be no later than the last business day of the month in which such notice is provided to Employee.

(b)  In the event of termination pursuant to subsection 7(b) or 7(c), compensation provided for herein (including Base Compensation) shall continue to be paid, and Employee shall continue to participate in the employee benefit, retirement, and compensation plans and other perquisites as provided in sections 5 and 6 hereof, through the date of termination specified in the notice of termination. Any benefits payable under insurance, health, retirement and bonus plans as a result of Employee’s participation in such plans through such date shall be paid when due under those plans. In addition, Employee shall be entitled to continue to receive from Employer his Base Compensation at the rates in effect at the time of termination (1) for three additional l2-month periods if the termination follows a Change of Control or (2) for the remaining Term of the Agreement if the termination does not follow a Change of Control. In addition, during such periods, Employer will maintain in full force and effect for the continued benefit of Employee each employee welfare benefit plan and each employee pension benefit plan (as such terms are defined in the Employee Retirement Income Security Act of 1974, as amended) in which Employee was entitled to participate immediately prior to the date of his termination, unless an essentially equivalent and no less favorable benefit is provided by a subsequent employer of Employee. If the terms of any employee welfare benefit plan or employee pension benefit plan of Employer do not permit continued participation by Employee, Employer will arrange to provide to Employee a benefit substantially similar to, and no less favorable than, the benefit he was entitled to receive under such plan at the end of the period of coverage.

(c)  In the event of termination pursuant to subsection 7(e), compensation provided for herein (including Base Compensation) shall continue to be paid, and Employee shall continue to participate in the employee benefit, retirement, and compensation plans and other perquisites as provided in sections 5 and 6 hereof, (i) in the event of Employee’s death, through the date of death, or (ii) in the event of Employee’s disability, through the date of proper notice of disability as required by subsection 7(e). Any benefits payable under insurance, health, retirement and bonus plans as a result of Employer’s participation in such plans through such date shall be paid when due under those plans. In addition, in the event this Agreement terminates because of Employee’s disability, Employee shall be entitled to receive his Base Compensation for a period of 12 months following such termination, reduced dollar for dollar by the amount of disability payments paid to Employee for periods following such termination in accordance with any disability policy or program of Employer.

9.  In order to induce Employer to enter into this Agreement, Employee hereby agrees as follows:

(a)  While Employee is employed by Employer and for a period of three years after termination of such employment for reasons other than those set forth in subsections 7(b) or (c) of this Agreement, Employee shall not divulge or furnish any trade secrets (as defined in IND. CODE § 24-2-3-2) of Employer or any confidential information acquired by him while employed by Employer concerning the policies, plans, procedures or customers of Employer to any person, firm or corporation, other than Employer or upon its written request, or use any such trade secret or confidential information directly or indirectly for Employee’s own benefit or for the benefit of any person, firm or corporation other than Employer, since such trade secrets and confidential information are confidential and shall at all times remain the property of Employer.

(b)  For a period of three years after termination of Employee’s employment by Employer for reasons other than those set forth in subsections 7(b) or (c) of this Agreement, Employee shall not directly or indirectly provide banking or bank-related services to, or solicit the banking or bank-related business of, any customer of Employer at the time of such provision of services or solicitation which Employee served either alone or with others while employed by Employer in any city, town, borough, township, village or other place in which Employee performed services for Employer while employed by it, or assist any actual or potential competitor of Employer to provide banking or bank-related services to, or solicit the banking or bank-related business of, any such customer.

(c)  While Employee is employed by Employer and for a period of one year after termination of Employee’s employment by Employer for reasons other than those set forth in subsections 7(b) or (c) of this Agreement, Employee shall not, directly or indirectly, as principal, agent, or trustee, or through the agency of any corporation, partnership, trade association, agent or agency, engage within a radius of fifteen (15) miles of Employer’s main office in any banking or bank-related business which competes with the business of Employer as conducted during Employee’s employment by Employer.

(d)  If Employee’s employment by Employer is terminated for reasons other than those set forth in subsections 7(b) or (c) of this Agreement, Employee will turn over immediately thereafter to Employer all business correspondence, letters, papers, reports, customers’ lists, financial statements, credit reports or other confidential information or documents of Employer or its affiliates in the possession or control of Employee, all of which writings are and will continue to be the sole and exclusive property of Employer or its affiliates.

If Employee’s employment by Employer is terminated during the Term of this Agreement for reasons set forth in subsections 7(b) or (c) of this Agreement, Employee shall have no obligations to Employer with respect to trade secrets, confidential information or noncompetition under this section 9.

10.  Any termination of Employee’s employment with Employer as contemplated by section 7 hereof, except in the circumstances of Employee’s death, shall be communicated by written “Notice of Termination” by the terminating party to the other party hereto. Any “Notice of Termination” pursuant to subsections 7(a), 7(c) or 7(e) shall indicate the specific provisions of this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for such termination.

11.  For purposes of this Agreement, a “Change of Control” shall mean:

(a)  The acquisition by any “person” (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) provided, however, that “person” shall not include the Employee, members of the Employee’s immediate family, or any trust of which the beneficial owners are the Employee or members of his immediate family) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 35% or more of either (i) the then outstanding shares of capital stock of the Employer or the Holding Company (the “Outstanding Employer (or Holding Company, as appropriate) Capital Stock”) or (ii) the combined voting power of the then outstanding voting securities of the Employer or the Holding Company entitled to vote generally in the election of directors (the “Employer (or Holding Company, as applicable) Voting Securities”); provided, however, that (x) any acquisition by or from the Holding Company or any of its subsidiaries, (y) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Holding Company or any of its subsidiaries or (z) any acquisition by any corporation with respect to which, following such acquisition, more than 65% of the then outstanding shares of capital stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Employer (or Holding Company, as appropriate) Capital Stock and Employer (or Holding Company, as appropriate) Voting Securities immediately prior to such acquisition, in substantially the same proportion as their ownership, immediately prior to such acquisition, of the Outstanding Employer (or Holding Company, as appropriate) Capital Stock and Employer (or Holding Company, as appropriate) Voting Securities, as the case may be, shall not constitute a Change of Control; or

(b)  Individuals who, as of the Effective Date constituted the Board of Directors of the Employer (or Holding Company, as appropriate) (the “Incumbent Board”) cease for any reason to constitute at least a majority of such Board; provided, however, that any individual who becomes a member of the respective Board subsequent to such date whose election, or nomination for election by the stockholders of the Employer or the Holding Company, as appropriate, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be deemed to be a member of the Incumbent Board; but provided further, that no individual whose election or initial assumption of office as a director occurs as a result of an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) with respect to the election or removal of directors, or any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board of Directors of the Employer (or Holding Company, as appropriate), shall be deemed to be a member of the Incumbent Board; or

(c)  Consummation of a reorganization, merger or consolidation (a “Business Combination”) with respect to which all or substantially all of the individuals and entities who were the respective beneficial owners of the Outstanding Employer (or Holding Company, as appropriate) Capital Stock and Employer (or Holding Company, as appropriate) Voting Securities immediately prior to such Business Combination do not, following such Business Combination, beneficially own, directly or indirectly, more than 65% of, respectively, the then outstanding shares of capital stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from the Business Combination, in substantially the same proportion as their ownership immediately prior to such Business Combination of the Outstanding Employer (or Holding Company, as appropriate) Capital Stock and Employer (or Holding Company, as appropriate) Voting Securities, as the case may be; or

(d)  Consummation of a sale or other disposition of all or substantially all of the assets of the Employer (or Holding Company, as appropriate) other than to a corporation with respect to which, following such sale or disposition, more than 65% of, respectively, the then outstanding shares of capital stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors is then owned beneficially, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Employer (or Holding Company, as appropriate) Capital Stock and Employer (or Holding Company, as appropriate) Voting Securities immediately prior to such sale or disposition, in substantially the same proportion as their ownership of the Outstanding Employer (or Holding Company, as appropriate) Capital Stock and Employer (or Holding Company, as appropriate) Voting Securities, as the case may be, immediately prior to such sale or disposition; or

(e)  A complete liquidation or dissolution of the Employer or the Holding Company.

Any other provision of this Agreement to the contrary notwithstanding, “Change of Control” shall not include any transaction described in subparagraphs (a), (c) or (d) of this paragraph 11 where, in connection with such transaction, the Employee or any party acting in concert with the Employee substantially increases his or its, as the case may be, ownership interest in the Employer or the Holding Company or a successor to the Employer or the Holding Company.

12.  If Employee is suspended and/or temporarily prohibited from participating in the conduct of Employer’s affairs by a notice served under section 8(3)(3) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. § 1818(e)(3) and (g)(1)), Employer’s obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, Employer shall (i) pay Employee all or part of the compensation withheld while its obligations under this Agreement were suspended and (ii) reinstate (in whole or in part) any of its obligations which were suspended.

13.  If Employee is removed and/or permanently prohibited from participating in the conduct of Employer’s affairs by an order issued under section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. § 1818(e)(4) or (g)(1)), all obligations of Employer under this Agreement shall terminate as of the effective date of the order, but vested rights of the parties to the Agreement shall not be affected.

14.  If Employer is in default (as defined in section 3(x)(1) of the Federal Deposit Insurance Act), all obligations under this Agreement shall terminate as of the date of default, but this provision shall not affect any vested rights of Employer or Employee.

15.  All obligations under this Agreement may be terminated except to the extent determined that the continuation of the Agreement is necessary for the continued operation of Employer: (i) by the Director of the Indiana Department of Financial Institutions, or his or her designee (the “Director”), at the time the Federal Deposit Insurance Corporation enters into an agreement to provide assistance to or on behalf of Employer under the authority contained in Section 13(c) of the Federal Deposit Insurance Act; or (ii) by the Director at the time the Director approves a supervisory merger to resolve problems related to operation of Employer or when Employer is determined by the Board to be in an unsafe and unsound condition. Any rights of the parties that have already vested, however, shall not be affected by such action.

16.  (a)      Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Employer to or for the benefit of the Employee (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (a “Payment”) would be nondeductible (in whole or part) by the Employer for Federal income tax purposes because of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), then the aggregate present value of amounts payable or distributable to or for the benefit of the Employee pursuant to this Agreement (such amounts payable or distributable pursuant to this Agreement are hereinafter referred to as “Agreement Payments”) shall be reduced to the Reduced Amount. The “Reduced Amount” shall be an amount, not less than zero, expressed in present value which maximizes the aggregate present value of Agreement Payments without causing any Payment to be nondeductible by the Employer because of Section 280G of the Code. For purposes of this Section 16, present value shall be determined in accordance with Section 280G(d)(4) of the Code.

(b)  All determinations required to be made under this Section 16 shall be made by the Employer’s independent auditors, or at the election of such auditors by such other firm or individuals of recognized expertise as such auditors may select (such auditors or, if applicable, such other firm or individual, are hereinafter referred to as the “Advisory Firm”) and such services shall be paid for by the Employer. The Advisory Firm shall within ten business days of the date of termination of the Employee’s employment by the Employer or the Holding Company resulting in benefit payments hereunder (the “Date of Termination”), or at such earlier time as is requested by the Employer, provide to both the Employer and the Employee an opinion (and detailed supporting calculations) that the Employer has substantial authority to deduct for federal in-come tax purposes the full amount of the Agreement Payments and that the Employee has substantial authority not to report on his or her federal income tax return any excise tax imposed by Section 4999 of the Code with respect to the Agreement Payments. Any such determination and opinion by the Advisory Firm shall be binding upon the Employer and the Employee. The Employee shall determine which and how much, if any, of the Agreement Payments shall be eliminated or reduced consistent with the requirements of this Section 16, provided that, if the Employee does not make such determination within ten business days of the receipt of the calculations made by the Advisory Firm, the Employer shall elect which and how much, if any, of the Agreement Payments shall be eliminated or reduced consistent with the requirements of this Section 16 and shall notify the Employee promptly of such election. Within five business days of the earlier of (i) the Employer’s receipt of the Employee’s determination pursuant to the immediately preceding sentence of this Agreement or (ii) the Employer’s election in lieu of such determination, the Employer shall pay to or distribute to or for the benefit of the Employee such amounts as are then due the Employee under this Agreement. The Employer and the Employee shall cooperate fully with the Advisory Firm, including without limitation providing to the Advisory Firm all information and materials reasonably requested by it, in connection with the making of the determinations required under this Section 16.

(c)  As a result of uncertainty in application of Section 280G of the Code at the time of the initial determination by the Advisory Firm hereunder, it is possible that Agreement Payments will have been made by the Employer which should not have been made (“Overpayment”) or that additional Agreement Payments will not have been made by the Employer which should have been made (“Underpayment”), in each case, consistent with the calculations required to be made hereunder. In the event that the Advisory Firm, based upon the assertion by the Internal Revenue Service against the Employee of a deficiency which the Advisory Firm believes has a high probability of success, determines that an Overpayment has been made, any such Overpayment paid or distributed by the Employer to or for the benefit of Employee shall be treated for all purposes as a loan ab initio which the Employee shall repay to the Employer together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code; provided, however, that no such loan shall be deemed to have been made and no amount shall be payable by the Employee to the Employer if and to the extent such deemed loan and payment would not either reduce the amount on which the Employee is subject to tax under Section 1 and Section 4999 of the Code or generate a refund of such taxes. In the event that the Advisory Firm, based upon controlling precedent or other substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Employer to or for the benefit of the Employee together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.

17.  If a dispute arises regarding the termination of Employee pursuant to section 7 hereof or as to the interpretation or enforcement of this Agreement and Employee obtains a final judgment in his favor pursuant to an arbitration award or in a court of competent jurisdiction or his claim is settled by Employer prior to the rendering of an arbitration award or a judgment by such a court, all reasonable legal fees and expenses incurred by Employee in contesting or disputing any such termination or seeking to obtain or enforce any right or benefit provided for in this Agreement or otherwise pursuing his claim shall be paid by Employer, to the extent permitted by law.

18.  Should Employee die after termination of his employment with Employer while any amounts are payable to him hereunder, this Agreement shall inure to the benefit of and be enforceable by Employee’s executors, administrators, heirs, distributees, devisees and legatees and all amounts payable hereunder shall be paid in accordance with the terms of this Agreement to Employee’s devisee, legatee or other designee or, if there is no such designee, to his estate.

19.  For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been given when delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Employee:	Joel Gorelick 8589 W. 85th Street Schererville, IN 46375

If to Employer:	Peoples Bank, SB 9204 Columbia Avenue Munster, IN 46321 Attn: David A. Bochnowski

or to such address as either party hereto may have furnished to the other party in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

20.  The validity, interpretation, and performance of this Agreement shall be governed by the laws of the State of Indiana, except as otherwise required by mandatory operation of federal law.

21.  Employer shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of Employer, by agreement in form and substance satisfactory to Employee to expressly assume and agree to perform this Agreement in the same manner and same extent that Employer would be required to perform it if no such succession had taken place. Failure of Employer to obtain such agreement prior to the effectiveness of any such succession shall be a material intentional breach of this Agreement and shall entitle Employee to terminate his employment with Employer pursuant to subsection 7(c) hereof. As used in this Agreement, “Employer” shall mean Employer as hereinbefore defined and any successor to its business or assets as aforesaid.

22.  Except as to any controversy or claim which the Employee elects, by written notice to the Employer, to have adjudicated by a court of competent jurisdiction, any controversy or claim arising out of or relating to this Agreement or the breach hereof shall be settled by arbitration at a mutually agreed site in accordance with the laws of the State of Indiana. The arbitration shall be conducted in accordance with the rules of the American Arbitration Association. The costs and expenses of the arbitrator(s) shall be borne by the Employer. The award of the arbitrator(s) shall be binding upon the parties. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction.

23.  No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Employee and Employer. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of dissimilar provisions or conditions at the same or any prior subsequent time. No agreements or representation, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

24.  The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement which shall remain in full force and effect.

25.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same agreement.

26.  This Agreement is personal in nature and neither party hereto shall, without consent of the other, assign or transfer this Agreement or any rights or obligations hereunder except as provided in section 17 and section 20 above. Without limiting the foregoing, Employee’s right to receive compensation hereunder shall not be assignable or transferable, whether by pledge, creation of a security interest or otherwise, other than a transfer by his will or by the laws of descent or distribution as set forth in section 17 hereof, and in the event of any attempted assignment or transfer contrary to this paragraph, Employer shall have no liability to pay any amounts so attempted to be assigned or transferred.

IN WITNESS WHEREOF, the parties have caused the Agreement to be executed and delivered as of the day and year first above set forth.

PEOPLES BANK, SB

By:
David A. Bochnowski, Chairman and Chief Executive Officer

“Employer”

Joel Gorelick

“Employee”

The undersigned, NorthWest Indiana Bancorp, sole shareholder of Employer, agrees that if it shall be determined for any reason that any obligations on the part of Employer to continue to make any payments due under this Agreement to Employee is unenforceable for any reason, NorthWest Indiana Bancorp, agrees to honor the terms of this Agreement and continue to make any such payments due hereunder to Employee pursuant to the terms of this Agreement.

NORTHWEST INDIANA BANCORP
By:
David A. Bochnowski, Chairman and Chief Executive Officer

Exhibit A

Benefits Provided and Paid by Peoples Bank
for Joel Gorelick

Company	Benefit Type	Coverage

Principal Financial Group	Group Life Insurance	$ 91,000.00
Policy No. N31368-9	AD&D Insurance	$ 91,000.00

Assurant Employee Benefits	Group Life Insurance	$ 400,000.00	(maximum benefit under insurance plan)
Policy No. 54075/Cert. #48	AD&D Insurance	$ 400,000.00	(maximum benefit under insurance plan)

Assurant Employee Benefits	Short-Term Disability	$ 400.00	/week beginning 14th day of disability (maximum benefit under Plan)**
Policy No. 54075/Cert. #48	Long-Term Disability	$ 5,000	/month beginning 27th week of disability (maximum benefit under Plan)

Mass Mutual Life Insurance	Endorsement Split	$ 150,000.00
Policy No. 0064755	Dollar Plan
New York Life Insurance
Policy No. 56608626

New York Life Insurance	Endorsement Split	$ 75,000.00
Policy No. 56612181	Dollar Plan

** Note to short-term disability. The Bank funds a separate supplemental disability plan that would pay Joel his weekly wages over the $400 insurance benefit for a maximum period of 26 weeks. This would entitle him to 100% of his pre-weekly disability earnings for a maximum disability period of 26 weeks.